Execution Version

INVESTMENT AGREEMENT
by and between
BLEND LABS, INC.,
    and
HAVELI BROOKS AGGREGATOR, L.P.
Dated as of April 29, 2024

Active.39812068.12

TABLE OF CONTENTS

i

EXHIBITS

EXHIBIT A – Form of Series A Certificate of Designations
EXHIBIT B – Form of Registration Rights Agreement
EXHIBIT C – Form of Permitted Transferee Joinder
EXHIBIT D – Form of Warrant

ii

This INVESTMENT AGREEMENT dated as of April 29, 2024 (this “Agreement”), is made and entered into by and between Blend Labs, Inc., a Delaware corporation (the “Company”), and Haveli Brooks Aggregator, L.P., a Delaware limited partnership ( the “Investor”).
RECITALS
WHEREAS, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, an aggregate of 150,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), having the designations, powers, preferences, rights and any qualifications, limitations and restrictions thereof specified in the form of Certificate of Designations attached hereto as Exhibit A (as amended in accordance with this Agreement, the “Certificate of Designations”);
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Article I

Definitions
Section 1.01Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:
“33% Beneficial Ownership Requirement” means that the Investor, together with the other Permitted Transferees of the Investor, continues to beneficially own at all times Acquired Shares and/or shares of Common Stock issued or issuable upon conversion of such Acquired Shares, that represent in the aggregate and on an as converted basis, at least 33% of the number of shares of Common Stock issued or issuable upon conversion of the Acquired Shares beneficially owned by the Investor in the aggregate on an as-converted basis, as of immediately following the Closing Date, in each case, as appropriately adjusted to account for any event that results in an adjustment to the Conversion Rate in accordance with the applicable section of the Certificate of Designations.
“Activist Shareholder” means, as of any date of determination, a Person (other than the Investor Parties and their respective Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act), within the three-year period immediately preceding such date of determination (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a
Active.39812068.12

Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or similar governing body of such Person, (iv) made, engaged in or been a participant in any “solicitation” of “proxies”, as such terms are used in the proxy rules of the SEC promulgated under Section 14 of the Exchange Act, with respect to the matters set forth in clauses (i) through (iii), or (v) publicly disclosed any intention, plan or arrangement to do any of the foregoing. For the avoidance of doubt, neither the Investor nor any Permitted Transferee of the Investor, or any if its or their respective Affiliates shall be considered Activist Shareholders.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries, on the one hand, and any Investor Party or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of any Investor Party and (iii) the Excluded Sponsor Parties shall not be deemed to be Affiliates of any Investor Party, the Company or any of the Company’s Subsidiaries. For this purpose, “control” (including its correlative meanings, “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.
“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to the Company and its Subsidiaries and their operations from time to time, including without limitation the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same.
“as converted basis” means, with respect to a Person or Persons, all outstanding shares of Common Stock beneficially owned by such Person or Persons, calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations) are assumed to be outstanding as of such date.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock). For the avoidance of doubt, for purposes of this Agreement, an Investor Party (or any other person) shall at all times be deemed to have beneficial ownership of the Series A Preferred Stock, including shares of

Common Stock issuable upon conversion of the Series A Preferred Stock directly or indirectly held by it, irrespective of any restrictions on transfer or voting contained in this Agreement or the Certificate of Designations.
“Board” means the Board of Directors of the Company.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed with respect to the provision of “essential services” (as defined by any applicable Governmental Authority from time to time).
“Class B Common Stock” means the Class B Common Stock, par value $0.00001 per share, of the Company.
“Class C Common Stock” means the Class C Common Stock, par value $0.00001 per share, of the Company.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the Class A Common Stock, par value $0.00001 per share, of the Company.
“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement, and shall include the Certificate of Designations, as filed with the Secretary of State of the State of Delaware.
“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.
“Company PSU” means a restricted stock unit with respect to Common Stock that was granted subject to performance-based vesting conditions.
“Company RSU” means a restricted stock unit with respect to Common Stock, other than a Company PSU.
“Company Stock Option” means an option to purchase shares of Common Stock.

“Company Stock Plans” means the 2012 Stock Plan and the 2021 Equity Incentive Plan.
“Competitor” means (i) any Person that is primarily engaged in any business that directly or indirectly competes with the business of the Company and its Subsidiaries of providing mortgage or consumer banking services or (ii) any Person that owns or controls any Person referenced in the foregoing clause (i).
“Conversion Rate” has the meaning set forth in the Certificate of Designations.
“Data Privacy Laws” means all applicable Laws, regulations, and legally binding guidelines concerning the collection, receiving, processing, handling, disposal, privacy, protection, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing of Protected Information.
“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Credit Agreement” means the Credit Agreement, dated as of June 30, 2021, by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, Owl Rock Technology Finance Corp., as administrative and collateral agent, Owl Rock Technology Advisors LLC, as lead arranger and bookrunner and OR Tech Lending LLC, OR Lending LLC and ORO BL LLC, as co-syndication agents, as amended by that certain First Amendment to Credit Agreement, dated as of October 18, 2022 and as further amended by that certain Second Amendment to Credit Agreement, dated as of November 27, 2023.
“Export Control Laws” means the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to the Company, its Subsidiaries and their respective operations from time to time.
“Fall-Away of Investor Board Rights” means the first day on which the Investor Parties no longer meet the 33% Beneficial Ownership Requirement.

“Fundamental Representations” “Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03(a), Section 3.14, Section 3.15 and Section 3.18.
“Fraud” means actual, not constructive, common law fraud (under the laws of the State of Delaware), committed with scienter, in the making of the representations and warranties expressly given in this Agreement.
“GAAP” means generally accepted accounting principles, as in effect in the United States from time to time.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.
“Haveli Sponsor” means Haveli Investments, L.P.
“Hedge” means the making of any swap, short sale of, derivative transaction, granting any option for the purchase of, or entering into any hedging or similar transaction that transfers to any Person, directly or indirectly, in whole or in part, any of the economic consequences of ownership of any shares of Series A Preferred Stock or Common Stock, or otherwise establishing or increasing, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to the any of the Series A Preferred Stock or Common Stock or any other capital stock of the Company.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property” means all intellectual property rights, including patents, trade secrets, know-how, inventions, methods, processes, copyrights, trademarks, service marks, domain names, social and mobile media identifiers, trade dress, processes and technology, source codes, works of authorship and other source indicators and all associated goodwill and documentation constituting, describing or related to the foregoing.
“Investor” has the meaning set forth in the Preamble.
“Investor Designee” means an individual designated in writing by the Investor Parties to be appointed or nominated by the Company for election to the Board pursuant to Section 5.08(a), Section 5.08(c) or Section 5.08(d), as applicable.
“Investor Director” means a member of the Board who was appointed or elected to the Board as an Investor Designee.
“Investor Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would or would reasonably be expected to, prevent,

materially delay, interfere with, hinder or impair (i) the consummation by the Investor of any of the Transactions or (ii) the compliance by the Investor its obligations under this Agreement.
“Investor Parties” means the Investor and its Permitted Transferees.
“IT Assets” means all hardware, software, code, systems, networks, websites, applications, databases and other information technology assets and equipment.
“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Letter, after reasonable inquiry of their direct reports.
“Labor Laws” means all Laws relating to labor and employment, including but not limited to, all Laws relating to employment and independent contractor practices, wages, equal employment opportunity, affirmative action and other hiring practices, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, occupational health and safety, labor relations, unions, withholdings, payment of wages and overtime, meal and rest periods, workplace safety, pay equity, employee and worker classification (including the classification of independent contractors and exempt and non-exempt employees), leaves of absence, family and medical leave, civil rights, retaliation, discrimination, sexual or other workplace harassment, the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder and any similar state, local or foreign Law, the National Labor Relations Act, the Labor Management Relations Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 1981, 1983, 1985 and 1986, the Sarbanes-Oxley Act and the Immigration Reform and Control Act, or any similar state, local or foreign Law.
“Liens” means any mortgage, pledge, lien, charge, encumbrance, security interest, adverse ownership interest or other restriction of any kind or nature, whether based on common law, statute or contract.
“Lock-Up Period” means the period commencing on the date hereof and ending on the earlier of the (i) first anniversary of the Closing Date, and (ii) announcement of a Change of Control (as defined in the Certificate of Designations).
“Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company and its Subsidiaries operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Authority associated with national security, (c) epidemics, pandemics or disease outbreaks, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather or meteorological events, and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any of the foregoing, including, as applicable, second or subsequent wave(s)), (d) any change of Law, accounting standards, regulatory policy or industry standards after the date of this Agreement, (e) the announcement, execution or delivery of this Agreement or the consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person (it being understood that this clause (e) shall not apply to a breach of any representation or warranty set forth in Section 3.01, Section 3.03 or Section 3.04), (f) any actions taken by, or at the written request of, Investor or the Investor Parties (g) any failure by the Company to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), (h) any Actions arising from this Agreement or the Transactions contemplated hereby, (i) changes in the price or trading volume of the Common Stock, or any change in the credit ratings or ratings outlook of the Company (provided, that the underlying causes of such changes may, to the extent not otherwise excluded by another clause of this definition, be considered in determining whether there is or has been a Material Adverse Effect), except, solely with respect to clauses (a), (b), (c) and (d), to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).
“NYSE” means the New York Stock Exchange.
“Permitted Transferee” means, with respect to any Investor Party (i) an Affiliate of such Investor Party that executes and delivers to the Company a Joinder becoming an Investor Party to this Agreement, (ii) any successor entity to such Investor Party, (iii) any investment fund, vehicle, holding company or similar entity for separately managed accounts with respect to which the Investor or any Affiliate thereof serves as a general partner, managing member, manager or fund advisor, or any successor entity of the Persons described in this clause (iii) that executes and delivers to the Company a Joinder to this Agreement; provided, however, that in no event shall (x) the Company or any of its Subsidiaries, (y) any “portfolio company” (as such term is customarily used among institutional investors) of the Investor Party or (z) any Competitor or Activist Shareholder (whether or not an Affiliate of such Person) constitute a “Permitted Transferee”.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, any other form of entity or any group comprised of two or more of the foregoing.

“Personal Data” shall mean any information about an identifiable natural person that is defined as “personal data,” “personally identifiable information,” “biometric information,” “nonpublic personal information,” “protected health information,” “individually identifiable health information,” “protected health information” or “personal information” under any Data Privacy Law relating to privacy, data protection, or information security.
“Preferred Stock” means the Series A Preferred Stock.
“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor on the date hereof, the form of which is set forth as Exhibit B hereto, as it may be amended, supplemented or otherwise modified.
“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” means with respect to any entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.
“Tax” or “Taxes” mean all taxes, imposts, levies, duties, deductions, withholdings (including backup withholding), assessments, fees or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Return” means any report, return, information return, filing, claim for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.
“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement, the Warrant and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations, the Registration Rights Agreement and the Warrant.

“Transactions” means the Purchase and the other transactions expressly contemplated by this Agreement and the other Transaction Documents, including the exercise by any Investor Party of the right to convert Acquired Shares into shares of Common Stock.
“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, mortgage, gift, hypothecate or dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, mortgage, gift, hypothecation or disposition of, any shares of equity securities beneficially owned by a Person or any interest in any shares of equity securities beneficially owned by a Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Series A Preferred Stock by the Company or (iii) the direct or indirect transfer of any limited partnership interests or other equity interests in any Investor Party (or any direct or indirect parent entity of such Investor Party) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”). In the event that any Person that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling such Person or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.
“Treasury Regulations” means any proposed, temporary, or final U.S. Treasury Regulations promulgated or issued under the Code.
“Warrant” means that certain warrant issued to the Investor to purchase an aggregate of up to 11,111,112 shares of Common Stock at a purchase price of $4.50 per share of Common Stock, in the form attached hereto as Exhibit D.
“Willful Breach” means, with respect to any Person, a material breach or failure to perform that is the consequence of an act or omission of such party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.
(a)In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	Section 2.01
Acquisition Proposal	Section 5.05
Action	Section 3.07
Agreement	Preamble
Allocation	Section 5.09(e)
Anti-Corruption Laws	Section 3.08(b)

Balance Sheet Date	Section 3.05(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Capitalization Date	Section 3.02(a)
Certificate of Designations	Recitals
Closing	Section 2.01
Closing Date	Section 2.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Confidential Information	Section 5.04
Contract	Section 3.03(b)
DOJ	Section 5.01(c)
Excluded Sponsor Parties	Section 5.12(a)
Filed SEC Documents	Article III
FTC	Section 5.01(c)
HSR Approval	Section 5.01(a)
HSR Form	Section 5.01(a)
Initial Investor Director Designee	Section 5.08(a)
IRS	Section 5.09(a)
Joinder	Section 8.03
Judgments	Section 3.07
Laws	Section 3.08(a)
New Security	Section 5.13(a)
Non-Recourse Party	Section 8.05(b)
OFAC	Section 3.08(d)
Permits	Section 3.08(a)
Permitted Loan	Section 5.06(b)(v)
Preemptive Rights Portion	Section 5.13(b)
Preemptive Securities	Section 5.13(a)
Purchase	Section 2.01
Purchase Price	Section 2.01
Restraints	Section 6.01(a)
Restricted Country	Section 3.08(e)
Restricted Issuance Information	Section 5.13(a)
Sanctions	Section 3.08(d)
Series A Preferred Stock	Recitals
Standstill Expiration Date	Section 5.05

Article II

Purchase and Sale
Section 1.01Purchase and Sale. On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the closing (the “Closing”), the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor an aggregate of 150,000 shares of Series A Preferred Stock (the “Acquired Shares”) for a purchase price per Acquired Share equal to $1,000, representing an aggregate purchase price of $150,000,000 (such aggregate purchase price, the “Purchase Price”). The purchase and sale of the Acquired Shares pursuant to this Section 2.01 is referred to, collectively, as the “Purchase”.
Section 1.02Closing. (a) The date on which the Closing occurs shall be the “Closing Date”. The Closing Date shall occur on the date hereof subject to the satisfaction of the conditions to the Closing set forth in Article VI of this Agreement or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof. The Closing shall be conducted remotely via the electronic exchange of documents and signatures, or at such other place, time and date as shall be agreed between the Company and the Investor.
(a)At the Closing:
(i)the Company shall deliver to the Investor (A) the Acquired Shares, free and clear of all Liens, except restrictions imposed by the Certificate of Designations, the Securities Act, Section 5.06 and any applicable securities Laws and evidence of the issuance of the Acquired Shares to the Investor, credited to book-entry accounts maintained by the transfer agent of the Company, and (B) the Registration Rights Agreement, duly executed by the Company; and
(ii)the Investor shall (A) pay an aggregate amount equal to the Purchase Price to the Company, net of the expense reimbursement set forth in Section 8.11 that the Company is obligated to pay to Investor, by wire transfer of immediately available U.S. federal funds, to the account designated by the Company in writing at least one (1) Business Day prior to the Closing Date, and (B) deliver to the Company the Registration Rights Agreement, duly executed by the Investor.
Article III

Representations and Warranties of the Company
The Company represents and warrants to the Investor as of the date of this Agreement (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investor prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection), or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC (and publicly available) after January 1, 2023 and prior to the date of this Agreement (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.06, Section 3.14, Section 3.15 and Section 3.18):
Section 1.01Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.
(a)Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 1.02Capitalization. (a) The authorized capital stock of the Company consists of 1,800,000,000 shares of Common Stock, 600,000,000 shares of Class B Common Stock, 600,000,000 shares of Class C Common Stock and 200,000,000 shares of undesignated Preferred Stock, par value $0.00001 per share. At the close of business on April 24, 2024 (the “Capitalization Date”), (i) 242,827,253 shares of Common Stock were issued and outstanding, (ii) 97,959,296 shares of Common Stock were reserved and available for future issuance pursuant to the Company Stock Plans, (iii) 44,564,908 shares of Common Stock were subject to outstanding Company Stock Options, (iv) 20,653,060 Company RSUs were outstanding, (v)

5,500,000 Company PSUs were outstanding, (vi) 9,550,352 shares of Class B Common Stock were issued and outstanding, (vii) no shares of Class C Common Stock were issued and outstanding, and (viii) no shares of Preferred Stock, par value $0.00001 per share, of the Company were issued or outstanding.
(a)Except as described in this Section 3.02, there are (i) no outstanding shares of capital stock of, or other equity or voting interests of any character in, the Company as of the date hereof other than shares that have become outstanding after the Capitalization Date which were reserved for issuance as of the Capitalization Date as set forth in Section 3.02(a), (ii) no outstanding securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests of any character in, the Company, (iii) no outstanding obligations, options, warrants, rights, pledges, calls, puts, phantom equity, premptive rights, or other rights, commitments, agreements or arrangements of any character to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests (or voting debt) in, the Company other than obligations under the Company Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests (or voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or settlement of Company RSUs and Company PSUs or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company PSUs or Company RSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as set forth on Section 3.02(b) of the Company Disclosure Letter, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive or similar rights of a third Person, the Company Charter Documents or any agreement to which the Company is a party. All of the outstanding shares of capital stock or equity interests of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable and none of such capital stock or equity interests are subject to or were issued in violation of any applicable Laws and are not subject to and have not been issued in violation of any stockholders agreement, proxy, voting trust or similar agreement, or any preemptive rights, rights of first refusal or similar rights of any Person, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 1.03Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized and approved by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Investor and the other parties hereto or thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(a)Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04(a) and Section 3.04(c) are obtained prior to the Closing Date, and any necessary HSR Approval is obtained in accordance with Section 5.01, (x) violate any Law, or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which it is bound or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect or prevent or materially delay, interfere with, hinder or impair the consummation by the Company or its Subsidiaries of any of the Transactions on a timely basis.
Section 1.04Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) filings required under, and compliance with other applicable requirements of the HSR Act, if required, and (c) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other

Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay, interfere with, hinder or impair the consummation by the Company or its Subsidiaries of any of the Transactions on a timely basis.
Section 1.05Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since January 1, 2023 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(a)The consolidated financial statements of the Company and its Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which are not reasonably expected to be materially adverse individually or in the aggregate to the Company and its Subsidiaries, taken as a whole).
(b)Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2023 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that do not arise from any breach of a Contract, violation of Law or tort, (iii) as expressly contemplated by this Agreement, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, have had or reasonably be expected to have, a Material Adverse Effect.
(c)The Company has established and maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act relating to the Company and its consolidated Subsidiaries sufficient to provide reasonable assurance that (a) transactions are executed in accordance with Company management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with Company management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over, and procedures relating to, financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. Since January 1, 2023, there has not been any Fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due (it being understood that the Company makes no representation that its internal control over financial reporting has been or will be attested to by the Company’s independent registered public accounting firm). The Company is, and has been at all times since January 1, 2023, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of the NYSE.
(d)There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by applicable Law to be disclosed by the Company in its Filed SEC Documents and is not so disclosed.
Section 1.06Absence of Certain Changes. (a) Since the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and any other agreements contemplated hereby and evaluations, processes, discussions, negotiations and transactions contemplated hereby and other strategic transactions, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, and (b) since the Balance Sheet Date, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.07Legal Proceedings. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations (an “Action”) of any nature against the Company or any of its Subsidiaries (i) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of or seek to prevent the Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Authority (“Judgments”) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there is no investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries.
Section 1.08Compliance with Laws; Permits.
(a)The Company and each of its Subsidiaries are and since January 1, 2023 have been, in compliance with all (i) state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) and (ii) Judgments, in each case of clauses (i) and (ii), that are applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)The Company, each of its Subsidiaries, and each of their respective officers, directors, employees and, to the Company’s Knowledge, agents acting on their behalf is, and for the last five years has been, in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder, (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (v) any other Laws applicable to the Company and its Subsidiaries that address the prevention of corruption, bribery or terrorism (collectively, the “Anti-Corruption Laws”). None of the Company, any of its Subsidiaries or any director, officer, or, to the Company’s Knowledge, any agent, employee, or other person associated with or acting on behalf of the Company or its Subsidiaries within the last five (5) years has offered, promised, provided, or authorized the provision of any money or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, nor has violated or is in violation of any provision of any Anti-Corruption Laws.

(c)The Company, each of its Subsidiaries, and to the Company’s Knowledge, each of their respective officers, directors, employees and, to the Company’s Knowledge, agents acting on their behalf is, and for the last five (5) years has been, in material compliance with Anti-Money Laundering Laws and Export Control Laws.
(d)The Company, each of its Subsidiaries, and each of their officers, directors, employees and, to the Company’s Knowledge, agents acting on their behalf is, and, for the last five (5) years has been, in material compliance with all Laws or other financial restrictions administered by (i) the United States (including without limitation the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), including OFAC’s Specially Designated Nationals and Blocked Persons List, and the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury or (v) other similar governmental bodies with regulatory authority over the Company, its Subsidiaries and their respective operations from time to time (collectively, “Sanctions”). None of the Company, any of its Subsidiaries, or any director, officer, or to the Company’s Knowledge, agent, or employee of the Company or any of its Subsidiaries is currently the subject or the target of any Sanctions, nor is the Company or any of its Subsidiaries (x) located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria, or (y) majority-owned or controlled by a Person that is the subject of Sanctions.
(e)To the Company’s Knowledge, the Company and its Subsidiaries have not engaged in, nor are now engaged in, any dealings or transactions with or for the benefit of any person located, organized, or ordinarily resident in Cuba, Iran, North Korea, Sudan, Syria, or Crimea (each a “Restricted Country”), in each case directly or indirectly, including through agents or other persons acting on its behalf.
(f)Neither the Company nor any of its Subsidiaries is party to any actual or threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Export Control Laws.
(g)The Company and its Subsidiaries will not use the proceeds from the Transactions (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) directly, or Knowingly, indirectly fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions.
(h)The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with all applicable Anti-Corruption Laws and Sanctions. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Anti-Corruption Laws or Sanctions is pending or, to the Knowledge of the Company, threatened.

Section 1.09Data Security; Privacy.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Company and each of its Subsidiaries are in compliance, and have since January 1, 2023 complied, with all applicable Data Privacy Laws; (ii) neither Company nor any of its Subsidiaries has, since January 1, 2023, received any written notice from any applicable Governmental Authority alleging any violation of applicable Data Privacy Laws by Company, any of its Subsidiaries or, to the knowledge of Company, any third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Company or any of its Subsidiaries (“Company Data Processors”), nor has Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority; (iii) Company and each of its Subsidiaries have, since January 1, 2023, taken commercially reasonable steps (including, as appropriate, implementing reasonable technical, physical or administrative safeguards) designed to protect Personal Data in their possession or under their control against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of Company, since January 1, 2023, there has been no incident of the same, or of the same with respect to any Personal Data maintained or otherwise processed for or on behalf of Company or its Subsidiaries; (iv) Company and each of its Subsidiaries have, since January 1, 2023, taken commercially reasonable steps with respect to Company Data Processors to obligate such persons to comply in all material respects with applicable Data Privacy Laws and to take reasonable steps to protect and secure Personal Data from loss or unauthorized use, access, modification or disclosure; and (v) the execution, delivery and performance of this Agreement complies with all applicable Data Privacy Laws and Company’s and each of its Subsidiaries’ applicable published policies, statements, and notices relating to privacy, data protection or information security regarding Personal Data.
(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company and its Subsidiaries, since January 1, 2023, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of the Company’s and its Subsidiaries’ information technology and computer systems, networks, equipment, hardware, software, data and databases, including all personally identifiable information and sensitive and confidential data maintained, processed or stored by the Company and its Subsidiaries (collectively, “IT Systems and Data”), and any such personally identifiable information and sensitive and confidential data of the Company and its Subsidiaries that is processed or stored by third parties on behalf of the Company and its Subsidiaries, except for those that have been remedied; and (ii) the Company and its Subsidiaries have implemented and maintain controls, policies, procedures, and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards, or as required by applicable laws or statutes.
Section 1.10Contracts. Each Contract that is material to the business of the Company and its Subsidiaries, taken as a whole (each, a “Material Contract”), and to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound is valid, binding and enforceable on the Company and any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, is in compliance in all material respects with all Material Contracts and has performed all obligations required to be performed by it, except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 1.11Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, except for Taxes that are being contested in good faith by appropriate proceedings and that have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing for which reserves that are adequate under GAAP have not been established, (d) none of the Company or any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract and (e) none of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
Section 1.12Employee Benefit Plans. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each material Company Plan has been established, operated, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) with respect to each material Company Plan subject to the Laws outside of the United States which covers individual service providers located outside of the United States, all required contributions have been timely made or accrued in accordance with applicable legal and accounting requirements; and (iii) to the Knowledge of the Company, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Company, its Subsidiaries or their respective ERISA Affiliates contributes (a “Multiemployer Plan”) is in compliance with ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur with respect to any “employee pension benefit plan” (as defined under Section 3(2) of ERISA) established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates; (ii) no Company Plan is a “single-employer plan” (as defined in Section 4001 of ERISA) ; (iii) neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or, to the Knowledge of the Company, reasonably expects to incur (A) any liability under Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) any liability under

Section 412 of the Code or tax imposed by Section 4971, 4975 or 4980B of the Code; and (iv) each “employee pension benefit plan” established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of such qualification.
(c)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with the occurrence of a subsequent event (e.g., a termination of employment or service)) (i) result in any material payment becoming due, or materially increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries with respect to any Company Plan; or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits for any current or former employee of the Company and its Subsidiaries.
Section 1.13Labor Matters. The Company and its Subsidiaries, taken as a whole, have not sustained since the date of the latest audited financial statements any material loss or interference with its business from (i) fire, explosion, flood or other calamity, whether or not covered by insurance, (ii) any labor dispute or court or governmental action, order or decree or (iii) any Actions against the Company or any of its Subsidiaries alleging violation of any Labor Laws or breach of any collective bargaining agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all Labor Laws. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or Contract with any labor organization, labor union, or works council, nor to the Knowledge of the Company, are there any union organizational activities or proceedings to organize any employees of the Company or any of its Subsidiaries. There are no active, nor, to the Knowledge of the Company, threatened, labor strikes, slowdowns, work stoppages, pickets, walkouts, lockouts or other collective labor actions by or with respect to the employees of the Company or any of its Subsidiaries.
Section 1.14No Rights Agreement; Anti-Takeover Provisions. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(d)The Board has taken all necessary actions to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL) is, or as of the Closing will be, applicable to the Transactions, including the Company’s issuance of shares of Common Stock upon conversion of the Series A Preferred Stock and any issuance pursuant to Section 5.13.
Section 1.15Brokers and Other Advisors. Other than fees payable in accordance with Section 8.11 and except as set forth on Section 3.11 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses as a result of such capacities, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 1.16Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.07, the offer, sale and issuance of the shares of Series A Preferred Stock and the Warrant pursuant to this Agreement is and will be exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series A Preferred Stock or the Warrant, and neither the Company nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock or the Warrant under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock or the Warrant under this Agreement to be integrated with other offerings by the Company.
Section 1.17Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received any notification that the SEC or the NYSE is contemplating terminating such registration or listing. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the NYSE applicable to it for the continued trading of its Common Stock on the NYSE.
Section 1.18Status of Securities. As of the Closing Date, the Acquired Shares, and the shares of Common Stock issuable upon conversion of any of the Acquired Shares and the Warrant, will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by the Certificate of Designations, the Securities Act, Section 5.07 and any applicable securities Laws. The respective rights, preferences, privileges, and restrictions of the Series A Preferred Stock and the Common Stock are as stated in the Company Charter Documents (including the Certificate of Designations) or as otherwise provided by applicable Law. All of the Acquired Shares and the shares of Common Stock issuable upon conversion of any of the Acquired Shares and the shares of Common Stock issuable upon exercise of the Warrant have been duly reserved for issuance.

Section 1.19Certain Material Indebtedness. Neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, in default in the payment of any material indebtedness.
Section 1.20Investment Company Status. Neither the Company nor any of its Subsidiaries is, and immediately after the sale of the Acquired Shares hereunder, none of the Company nor any of its Subsidiaries will be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 1.21IP; Security. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries own, have the valid and enforceable right to use or can acquire on commercially reasonable terms, all Intellectual Property used in the conduct of their businesses as currently conducted; (ii) the conduct of the Company and its Subsidiaries has not infringed, violated or misappropriated at any time since January 1, 2023, and does not infringe, violate or constitute a missappropriation of, any Intellectual Property of any Person; (iii) the Company and each of its Subsidiaries have not distributed, conveyed or made available to third parties any software that is subject to any open source or similar license that requires the disclosure, licensing or availability of material proprietary source code in such circumstances; and (iv) neither the Company nor any of its Subsidiaries has received any notice of any third-party allegations or claims that the Company or any of its Subsidiaries or the conduct of their respective businesses infringe or conflict with asserted Intellectual Property of others. The Company has taken commercially reasonable precautions and security measures to protect and maintain the confidentiality and value of the material trade secrets owned (or purportedly to be owned) by the Company or any of its Subsidiaries. The IT Assets used by the Company and its Subsidiaries are, in the Company’s belief, adequate for the operation of their businesses as currently conducted and are free of defects, malware, viruses or other corruptant.  The Company and its Subsidiaries take, and have taken, commercially reasonable actions (including implementing organizational, physical, administrative and technical measures) to protect and maintain the integrity, security, operation and redundancy of the IT Assets used by or on behalf of the Company and its Subsidiaries, whether proprietary or those of third parties (including all data, including personal and confidential data, stored thereon and processed thereby). Since January 1, 2023, there have been no violations, breaches, outages, corruptions or unauthorized uses of, or unauthorized access to same, except for instances that were resolved without material cost, liability or the duty to notify any other Person, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 1.22Affiliate Transactions. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of options, and/or other grants or awards under the Company Stock Plans, and for services as employees, officers and directors) that is material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2023, neither the Company nor any Subsidiary has entered into any transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than (i) between the Company itself and any of its Subsidiaries or (ii) between any of the Subsidiaries themselves), on the other hand, except in compliance with the Company’s related party transaction policy.

Section 1.23No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article III (as modified by the Company Disclosure Letter) and in any Transaction Document or certificate delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Series A Preferred Stock, the Warrant, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III (as modified by the Company Disclosure Letter) and in any Transaction Document or certificate delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investor or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investor.
Section 1.24No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV and in any Transaction Document or certificate delivered in connection with this Agreement or the Transaction Documents, the Company hereby acknowledges that neither the Investor nor any other Person acting on its behalf, (a) has made or is making any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Investor. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters.

Article IV

Representations and Warranties of the Investor
The Investor represents and warrants to the Company, as of the date of this Agreement (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):
Section 1.01Organization; Standing. The Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and the Investor has all requisite power and authority necessary to carry on its business as it is now being conducted and, except (other than with respect to the Investor’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect. The Investor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.
Section 1.02Authority; Noncontravention. The Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions have been duly authorized and approved by all necessary action on the part of the Investor, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company and the other parties hereto or thereto, constitute legal, valid and binding obligations of the Investor, enforceable against it in accordance with their terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investor, nor the consummation of the Transactions by the Investor, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of the Investor or (ii) assuming that the authorizations, consents, and approvals referred to in Section 4.03(a) and Section 4.03(b) are obtained prior to the Closing Date, and any necessary HSR Approval is obtained in accordance with Section 5.01, (x) violate any Law or Judgment applicable to the Investor or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor or any of its Subsidiaries is a party or accelerate the Investor’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.
Section 1.03Governmental Approvals. Except for (a) the filing by the Company of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report the Investor’s ownership of the Acquired Shares, and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, if required, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.
Section 1.04Financing. On the Closing Date, the Investor will have available funds necessary to consummate the purchase of the Acquired Shares and pay the Purchase Price payable by the Investor, in each case, on the terms and conditions contemplated by this Agreement.
Section 1.05Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Investor (or pursuant to the expense reimbursement provisions hereof).
Section 1.06Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Investor and its Representatives, the Investor and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their businesses and operations. The Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Investor is familiar, that the Investor is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Investor (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties made by the Company in Article III of this Agreement (as modified by the Company Disclosure Letter), the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction

Documents, and other than for Fraud, the Investor will have no claim against the Company and its Subsidiaries, or any of their respective Representatives with respect thereto.
Section 1.07Purchase for Investment. The Investor acknowledges that the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and upon exercise of the Warrant have not been registered under the Securities Act or under any state or other applicable securities Laws. The Investor (a) acknowledges that it is acquiring the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and upon exercise of the Warrant pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer or otherwise dispose of any Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and upon exercise of the Warrant, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and upon exercise of the Warrant and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501(a) of Regulation D promulgated under the Securities Act), and (e) (i) has been furnished with or has had access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and upon exercise of the Warrant, (ii) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (iii) can bear the economic risk of (x) an investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and upon exercise of the Warrant indefinitely and (y) a total loss in respect of such investment.
Section 1.08No Other Investor Representations or Warranties. Except for the representations and warranties made by the Investor in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Investor in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Investor nor any other Person makes or has made any express or implied representation or warranty to the Company or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Investor, any of its Affiliates or their respective businesses or (b) any oral or written information presented to the Company or its Representatives in the course of the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Investor and the Company.
Section 1.09No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Letter), the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, the Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Series A Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or Affiliates or any information developed by the Investor or any of its Representatives or Affiliates, and none of the Investor, its Affiliates or any of its or their Representatives has relied, is relying, or will rely on any other representations, warranties, or other statements, or the accuracy or completnes thereof, or (b) other than for Fraud, will have or be subject to any liability or indemnification obligation to the Investor resulting from the delivery, dissemination or any other distribution to the Investor or any of its Representatives or Affiliates, or the use by the Investor or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Investor or any of its Representatives, including in due diligence materials, or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions and the Investor, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters.
Article V

Additional Agreements
Section 1.01Reasonable Best Efforts; Filings.
(a)Subject to the terms and conditions of this Agreement, each of the Company and the Investor Parties shall cooperate with each other and use (and shall cause their Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to obtain the expiration or termination of the waiting period under the HSR Act (the “HSR Approval”) to the extent applicable to such Investor Party , including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations or non-objections from any Governmental Authority or third party necessary, proper or advisable to consummate the

Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and obtain HSR Approval and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect consummating the Transactions and obtaining HSR Approval.
(b)As set forth in the Certificate of Designations, the Acquired Shares shall be initially issued to the Investor without voting rights or conversion rights into Common Stock. After issuance and following the expiration or termination of the waiting period (and any extension thereof) under the HSR Act, the Acquired Shares shall gain the right to vote on an as-converted basis with the Common Stock and shall be convertible into Common Stock, in each case, pursuant to, and in accordance with, the terms of the Certificate of Designations. The Company and the Investor Parties shall, and shall cause their ultimate parent entities to, (i) make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act as soon as practicable and in any event within ten (10) Business Days after the date of this Agreement, and request, if legally available, the early termination of any waiting period applicable to the Transactions under the HSR Act, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, in connection with such other filings or by any Governmental Authority, and use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, in connection with such other filings or other applicable Law, so as to enable the parties hereto to consummate the Transactions and the voting and conversion rights to attach to the Acquired Shares as soon as reasonably practicable. Notwithstanding anything to the contrary in this Section 5.01, nothing in this Section 5.01 or this Agreement shall require or obligate any Investor Party to, and the Company shall not, without prior written consent of the Investor Parties, agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of (A) the Investor Party or any Affiliate, or (B) the Company or any its Affiliates or subsidiaries.
(c)Each of the Company and the Investor Parties shall, and shall cause their Affiliates to, use their respective reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including to determine whether a Governmental Authority has jurisdiction over the Transactions), (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company, the Investor Parties or their Affiliates, as the case may be, from or given by the Company, the Investor Parties or their Affiliates, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other party the opportunity to attend and participate in meetings and conferences with the FTC, DOJ, or any other applicable Governmental Authority. Any documents or other materials provided pursuant to this Section 5.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 5.01(c) as “outside counsel only material”.
Section 1.02Corporate Actions. At any time that any Series A Preferred Stock and/or the Warrant is outstanding, the Company shall:
(a)from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy (x) the conversion requirements of all shares of the Series A Preferred Stock then outstanding and all accrued and unpaid dividends thereon, and (y) the exercise of the Warrant; and
(b)not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from the NYSE other than in connection with a Change of Control (as defined in the Certificate of Designations) with respect to which each holder of Series A Preferred Stock has elected (x) to exercise its conversion rights under Section 9 of the Certificate of Designations or (y) a Change of Control Redemption and the Company agrees to satisfy, or will otherwise cause the satisfaction in full of its obligations under Section 8 of the Certificate of Designations.
Section 1.03Public Disclosure. The Investor Parties and the Company, and their respective Affiliates, shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not, and shall cause their respective Affiliates not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The initial announcement (the “Initial Press Release”) with respect to the Transaction Documents or the Transactions shall be mutually agreed between the Investor and the Company. Notwithstanding the forgoing, this Section 5.03 shall not apply to any press release or other public statement made by the Company or the Investor Parties (a) which does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions. Notwithstanding anything to the contrary in this Agreement, in no event shall either this Section 5.03 or Section 5.04 limit disclosure by any Investor Party or any of their Affiliates of ordinary course communications regarding this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person who are subject to a confidentiality obligation with respect thereto, or disclosing public information about the Transactions on their websites in the ordinary course of business consistent with past practice or as part of any sales and Transfers to any co-investors.
Section 1.04Confidentiality. The Investor will, and will cause its Affiliates and Representatives who actually receive Confidential Information to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor Parties’ investment in the Company made pursuant to this Agreement; provided, that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by the Investor or its Affiliates or their respective Representatives, (b) was or becomes available to the Investor or its Affiliates or their respective Representatives from a source other than the Company or its Representatives; provided that such source is reasonably believed by the Investor or such Affiliates not to be subject to an obligation of confidentiality (whether by agreement or otherwise), (c) at the time of disclosure is already in the possession of the Investor or its Affiliates or their respective Representatives from a source other than the Company or any of its Subsidiaries or any of their respective Representatives, (d) was independently developed by the Investor or its Affiliates or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information or (e) from and after the Closing Date, the Investor’s participation in the Transactions contemplated by this Agreement; provided that the Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company or the other Transactions contemplated by this Agreement, (ii) to any prospective purchaser of any Acquired Shares from the Investor, or prospective financing sources in connection with the syndication and marketing of any Permitted Loan, in each case, as long as such prospective purchaser or lender, as applicable, agrees to be bound by similar confidentiality or non-disclosure terms as are contained in this Agreement (with the Company as an express third party beneficiary of such agreement), (iii) to any Affiliate, partner, member, limited partners, prospective partners or co-investors, or related investment fund of the Investor and their Affiliates and their respective directors, officers, employees, consultants, financing sources and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are directed to abide by the confidentiality and non-disclosure obligations contained herein), (iv) as may be reasonably determined by the Investor to be necessary in connection with the Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company, or (v) as may otherwise be required by law or legal, judicial or regulatory process; and provided, further, that (x) any breach of the confidentiality and use terms herein by any Person to whom the Investor may disclose Confidential Information pursuant to clauses (i) and (iii) of the preceding proviso shall be attributable to such Investor Party for purposes of determining such Investor Party’s compliance with this Section 5.04, except those who have entered into a separate confidentiality or non-disclosure agreement or obligation with the Company and (y) that the Investor takes commercially reasonable steps (at the Company’s sole expense) to minimize the extent of any required disclosure described in clause (v) of the preceding proviso.
Section 1.05Standstill. Each Investor Party agrees with the Company, severally and not jointly, that, until the applicable Standstill Expiration Date, without the prior written approval of the Board, such Investor Party shall not, directly or indirectly, and shall cause its Affiliates not to:
(a)acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, whether by private or open market purchase, a block trade, a tender or exchange offer, beneficial ownership of, or any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any equity or equity-linked securities of the Company or direct or indirect rights to acquire any equity securities or equity-linked of the Company, any securities convertible into or exchangeable for any such equity securities of the Company, any options puts, calls, swaps or other derivative or convertible instruments, hedging contracts or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock; provided, however, that restriction set forth in this Section 5.05(a) shall apply to a transaction only to the extent that, after giving effect to such transaction, such Investor Party and its Affiliates would beneficially own, in the aggregate, greater than 19.9% of the then-outstanding Common Stock;
(b)(i) make or in any way knowingly encourage or participate in any “solicitation” of “proxies” or consents (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)), to vote, or knowingly seek to advise, encourage or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries or any securities convertible or exchangeable into or exercisable for any such securities, (ii) request, call or seek to call (or, for the avoidance of doubt, publicly support another Person’s request or call for) a meeting of the Company’s stockholders or action by written consent (or the setting of a record date therefor), (iii) initiate or be the proponent of any stockholder proposal for action by the Company’s stockholders, (iv) seek, alone or in concert with others, election to or to place a representative on the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth herein or in the Certificate of Designations, (v) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any director from the Board (other than, in the case of the Investor Parties, the Investor Designee), or (vi) become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company;
(c)make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), either alone or in concert with others, any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of more than 50% of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing (it being understood that the foregoing shall not restrict any Investor Parties from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company);
(d)otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or business, of the Company or any of its Subsidiaries, including (i) controlling or changing the Board or management of the Company, including any plans or proposals to declassify the Board or to change the number or term of directors or to fill any vacancies on the Board (except as permitted herein or in the Certificate of Designations with respect to the Investor Designee), (ii) any material change in the capitalization, capital allocation policy or dividend policy of the Company, or (iii) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person;
(e)make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;
(f)advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing;
(g)take any action that would require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.05;
(h)enter into any agreements, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Investor Party) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party in connection with any of the foregoing;
(i)request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.05; provided that this clause shall not prohibit any Investor Party from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.05, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person;
(j)contest the validity of this Section 5.05 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.05;
provided, however, that nothing in this Section 5.05 will (1) limit any Investor Party’s ability to (A) vote, Transfer or Hedge (subject to this Agreement, including Section 5.06), (B) convert shares of Series A Preferred Stock into Common Stock, (C) exercise the Warrant, (D) acquire Preemptive Securities pursuant to Section 5.13, (E) privately make and submit to the Board any proposal that is intended by such Investor Party to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expect to require public disclosure by any Person), (F) participate in rights offerings made by the Company to all holders of its Common Stock, receive any dividends or similar distributions with respect to any securities of the Company held by such Investor Party, (G) tender shares of Common Stock or Series A Preferred Stock into any tender or exchange offer (subject to Section 5.06), or (H) effect an adjustment to the Conversion Rate pursuant to the Certificate of Designations or otherwise exercise rights under its Common Stock or Series A Preferred Stock that are not the subject of this Section 5.05, (2) limit the acquisition by any Investor Director of any equity securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Investor Director, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any equity securities granted by the Company to any Investor Director, or (3) limit the ability of the Investor Director to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.
For purposes of this Section 5.05, the “Standstill Expiration Date” shall mean the date upon which (i) any Person shall have entered into a binding definitive agreement that has been approved the Board to acquire more than 50% of the outstanding voting securities of the Company, (ii) any Person commences an exchange or tender offer which, if consummated, would result in such Person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company and the Board does not recommend against such transaction within ten (10) Business Days of the commencement thereof or (iii) any Person shall have entered into a binding definitive agreement that has been approved by the Board to undertake a transaction that would constitute a Change of Control (as defined in the Certificate of Designations) other than those contemplated in clause (i) and (ii) of this paragraph.
Following the Closing and until the occurrence of the Fall-Away of Investor Board Rights, the Company shall invite the Investor to participate in any process commenced by the Company that could reasonably be expected to lead to (x) any transaction of the type described in clause (i) and (ii) of the immediately preceding paragraph (to the extent that the Company has prior notice of such events) and/or (y) a Change of Control (as defined in the Certificate of Designations) (collectively, an “Acquisition Proposal”). The Company shall provide in reasonable detail notice to Investor of any such process promptly following commencement thereof, and shall negotiate and cooperate in good faith with the Investor to enable the Investor’s participation in said process, subject to applicable Laws. The Company will promptly provide the Investor reasonable access to all facilities, personnel, management, documents and other information relating to the Company, and its business, products and technology to enable the Investor to conduct a due diligence investigation customary in a merger and acquisition context, which such access in either case will be no less extensive than that provided to any other party that has made or is contemplating making or has been invited by the Company to make an Acquisition Proposal.
Section 1.06Transfer Restrictions.

(a)Except as otherwise permitted in this Agreement, including Section 5.06(b), until the expiration of the Lock-Up Period, each Investor Party agrees with the Company, severally and not jointly, that such Investor Party will not Transfer any Series A Preferred Stock or any Common Stock issued upon conversion of the Series A Preferred Stock or upon exercise of the Warrant or Hedge any Series A Preferred Stock or Common Stock.
(b)Notwithstanding Section 5.06(a), each Investor Party shall be permitted to Transfer any portion or all of their Series A Preferred Stock or Common Stock issued or issuable upon conversion of the Series A Preferred Stock at any time under the following circumstances:
(i)Transfers to any Permitted Transferees (but only if the transferee executes and delivers to the Company a Joinder in the form set forth in Exhibit C (or as may otherwise be reasonably agreed by the Company) agreeing to be bound by the terms of this Agreement) and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Series A Preferred Stock or Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;
(ii)Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary that, in each case, is approved by the Board;
(iii)Transfers pursuant to a tender offer or exchange offer that is (A) approved by the Board prior to the one-year anniversary of the Closing Date, (B) for less than all of the outstanding shares of Common Stock of the Company prior to the one-year anniversary of the Closing Date or (C) part of a two-step transaction in which a tender offer is followed by a second step merger, in which the consideration to be received in the first step of such transaction is not identical to the amount or form of consideration to be received in the second step merger;
(iv)Transfers to the Company or any of its Subsidiaries or that have been approved in writing by the Board;
(v)Transfers in connection with a bona fide loan or other financing arrangement, in each case entered into with a nationally recognized financial institution, including a pledge to such a financial institution to secure a bona fide debt financing and any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure and subsequent sale of the securities (each, a “Permitted Loan”). Nothing contained in this Agreement or the Registration Rights Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon, or accept a Transfer in lieu of foreclosure, and sell, dispose of or otherwise Transfer the Series A Preferred Stock and/or shares of Common Stock issued upon conversion of Series A Preferred Stock or upon exercise of the Warrant (including shares of Common Stock received upon conversion or redemption of the Series A Preferred Stock following foreclosure or Transfer in lieu of foreclosure on a Permitted Loan) mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Subject to the preceding provisions of this clause (vi) and Section 5.06(c), in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Series A Preferred Stock or the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock or upon exercise of the Warrant or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or affiliate of any of the foregoing (other than, for the avoidance of doubt, any Investor Party or its Affiliates) shall be entitled to any rights or have any obligations or be subject to any transfer restrictions or limitations hereunder except and to the extent for those expressly provided for in Registration Rights Agreement.
(c)Notwithstanding Section 5.06(a) and Section 5.06(b), each Investor Party will not at any time knowingly (after reasonable inquiry), directly or indirectly (without the prior written consent of the Board), Transfer any Series A Preferred Stock or Common Stock issued or issuable upon conversion of the Series A Preferred Stock or upon exercise of the Warrant (x) to a Competitor or an Activist Shareholder, and (y) any Person (other than the Company or its Subsidiaries) that, together with its Affiliates, to the knowledge of such Investor Party at the time it enters into such transaction (after reasonable inquiry), would hold 5% or more of the outstanding Common Stock after giving effect to such transfer; provided, that the restrictions set forth in this Section 5.06(c) shall not apply to (i) Transfers into the public market pursuant to a bona fide, broadly distributed underwritten public offering, in each case made pursuant to the Registration Rights Agreement or through a bona fide sale to the public without registration effectuated pursuant to Rule 144 under the Securities Act, (ii) any Transfer of shares of Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock in connection with any foreclosure or exercise of remedies under a Permitted Loan, (iii) any transfer in connection with a transaction described in Section 5.06(b)(ii) through Section 5.06(b)(v), or a transaction otherwise approved by the Board. None of the Investor Parties shall be deemed to have breached its obligations under this Section 5.06(c) as it relates to any Activist Shareholder with respect to a Transfer of Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock to any Person so long as such Investor Party acts in good faith, based on generally available public information and the advice of its financial advisors, to determine whether such Person is an Activist Shareholder.
(d)The restrictions set forth in this Section 5.06 shall terminate automatically upon the commencement by the Company or one of its significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act) of bankruptcy, insolvency or other similar proceedings.
(e)Any attempted Transfer in violation of this Section 5.06 shall be null and void ab initio.
Section 1.07Legend. (a) All certificates or other instruments representing the Acquired Shares or Common Stock issued upon conversion of the Acquired Shares will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 29, 2024, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
(a)(i) Upon request of any Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for Series A Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and (ii) the second paragraph of the legend shall be removed upon the expiration of such transfer restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).
Section 1.08Election of Directors. (a) Effective as of the Closing, the Company will increase the size of the Board in order to appoint Brian N. Sheth (the “Initial Investor Director Designee”) to the Board to serve as a director of the Company. The Initial Investor Director Designee shall serve for a term expiring at the 2025 annual meeting of the Company’s stockholders and until his or her successor is duly elected and qualified.
(a)Upon the occurrence of the Fall-Away of Investor Board Rights, at the request of the Board, the Investor Director shall immediately resign, and the Investor Parties shall cause such Investor Director immediately to resign from the Board and any committee thereof effective as of the date of the Fall-Away of Investor Board Rights, and the Investor Parties shall no longer have any rights under this Section 5.08, including, for the avoidance of doubt, any designation or nomination rights under Section 5.08(c). Investor shall provide prompt written notice to the Company upon occurrence of the Fall-Away of Investor Board Rights.
(b)Following the Closing and until the occurrence of the Fall-Away of Investor Board Rights, at any annual meeting of the Company’s stockholders at which the term of the Investor Director shall expire, the Investor Parties shall have the right to designate an Investor Designee to the Board at such annual meeting for election to the Board at such annual meeting. The Company shall include the Investor Designee designated by the Investor Parties in accordance with this Section 5.08(c) in the Company’s slate of nominees for the applicable annual meeting of the Company’s stockholders and shall recommend that the holders of Common Stock vote in favor of any such Investor Designee’s election and shall support the Investor Designee in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate. Without the prior written consent of the Investor Parties, so long as such Investor Parties is entitled to designate an Investor Designee for election to the Board in accordance with this Section 5.08, the Board shall not remove the Investor Director from his or her directorship (except as required by Law, the Certificate of Designations or the Company Charter Documents or as required by the Company’s governance and similar policies applicable to all directors).
(c)In the event of the death, disability, resignation or removal of the Investor Director as a member of the Board (other than resignation pursuant to Section 5.08(b)), the Investor Parties, if it is entitled to nominate a director pursuant to this Section 5.08, may designate an Investor Designee to replace such Investor Director and, subject to Section 5.08(e) and any applicable provisions of the DGCL, the Company shall take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by such Investor Designee and to cause the Board to elect such designee to the Board as soon as possible.
(d)The Company’s obligations to have any Investor Designee elected to the Board or any committee thereof or nominate any Investor Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.08, as applicable, shall in each case be subject to such Investor Designee’s satisfaction of all requirements regarding service as a director of the Company or member of such committee under applicable Law and stock exchange rules regarding service as a director of the Company or member of such committee and all other criteria and qualifications for service as a director or member of such committee applicable to all directors of the Company, including the Company’s Code of Conduct, Corporate Governance Guidelines and Insider Trading Policy. The Investor Parties will cause each Investor Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Investor Designee’s eligibility and qualification to serve as a director of the Company or member of such committee. No Investor Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act, is a “Bad Actor” as defined in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Investor Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Parties and the Investor Designee must provide to the Company:
(i)all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to the Investor Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business;
(ii)all information reasonably requested by the Company in connection with assessing eligibility and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, (1) relating to the Investor Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business and (2) to the same extent requested or required of other candidates for appointment or election to the Board; and
(iii)an undertaking in writing by the Investor Designee to be subject to, bound by and duly comply with the Company’s Corporate Governance Guidelines, Code of Conduct and Insider Trading Policy with such changes thereto (or such successor policies) as are applicable to all other directors, in each case, as such changes or successor policies are adopted in good faith by the Board of Directors, and do not by their terms materially, adversely and disproportionately impact the Investor Designee relative to all other directors; provided that no such code of conduct or Insider Trading Policy shall restrict any Transfer of securities by any of the Investor Parties or any of their respective Affiliates (other than with respect to the Investor Director solely in his or her individual capacity).
(e)Subject to Section 5.08(e), the Company shall, effective as of the Closing and until the occurrence of the Fall-Away of Investor Board Rights, cause the Compensation Committee of the Board to include the Investor Director.
(f)The Company shall indemnify each Investor Director and provide the Investor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise. The Company acknowledges and agrees that it (1) is the indemnitor of first resort (i.e., its obligations to the Investor Director are primary and any obligation of the Investor Group or their Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Director are secondary) and (2) shall be required to advance the amount of expenses incurred by the Investor Director and shall be liable for the amount of all expenses and liabilities incurred by the Investor Director, in each case to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise, without regard to any rights the Investor Director may have against the Investor Group or their Affiliates.
(g)Prior to the Fall-Away of Investor Board Rights, the Company shall not decrease the size of the Board or the Compensation Committee without, in each case, the consent of the Investor Group if such decrease would require the resignation of the Investor Designee from the Board or the Compensation Committee, respectively.
(h)The parties hereto agree that the Investor Director shall be entitled to reimbursement from the Company for the reasonable out-of-pocket fees or expenses incurred in connection with his or her service as a director of the Board, in each case, in a manner consistent with the Company’s practices with respect reimbursement for other members of the Board, including reimbursement pursuant to customary indemnification arrangements. The Investor Director shall not be entitled to receive any other compensation from the Company for his or her service, including compensation to which the Investor Director would otherwise be entitled pursuant to the Company’s outside director compensation policy.

(i)As soon as practicable (but in no event later than five (5) Business Days) following the receipt of HSR Approval, the Company shall take all necessary steps to duly adopt and file with the Secretary of State of the State of Delaware an amended Certificate of Designations incorporating the right of holders of the Series A Preferred Stock to nominate and designate the Investor Director on the same terms and subject to the same conditions as set forth in this Section 5.08, and otherwise substantially identical to the Certificate of Designations attached hereto as Exhibit A, and shall deliver a certified copy of such amended Certificate of Designations to the Investor promptly upon effectiveness.
Section 1.09 Tax Matters. (a) The Company and its paying agent shall be entitled to deduct and withhold any and all Taxes that may be imposed with respect to any payments made (or deemed made) on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock or upon exercise of the Warrant to the extent required by the Code, Treasury Regulations or other applicable Law; provided, that to the extent that an Investor Party has previously delivered an appropriate Internal Revenue Service (“IRS”) Form W-8 or W-9 to the Company establishing an exemption for U.S. federal withholding (including backup withholding), the Company shall not be permitted to withhold unless the Company has provided the Investor advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given the Investor a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Prior to or as of the Closing Date or, in the case of a Permitted Transferee, the date such Permitted Transferee first acquires any Series A Preferred Stock or other securities issued upon conversion of Series A Preferred Stock (or first acquires the Warrant or other securities issued upon exercise of the Warrant), each Investor Party shall deliver to the Company or its paying agent a duly executed, accurate and properly completed IRS Form W-8 or W-9, as applicable. If the information on any such form provided by such Investor Party changes, or upon the Company’s reasonable request, such Investor Party shall provide the Company with an updated version of such form. Within a reasonable amount of time after making such withholding payment, the Company shall furnish the Investor Party with copies of any tax certificate, receipt or other documentation reasonably acceptable to the Investor Party evidencing such payment.
(a)Absent a change in law or a contrary determination (as defined in Section 1313(a) of the Code), the Investor Parties and the Company agree not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax purposes, and shall not take a U.S. federal income tax position inconsistent with such treatment for purposes of filing any applicable Tax Returns.
(b)The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the original issue of the Series A Preferred Stock, (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock, and (z) the issue of shares of Common Stock upon exercise of the Warrant. However, in the case of conversion of Series A Preferred Stock or exercise of the Warrant, the Company shall not be required to pay any Tax or duty that may be payable in respect of any Transfer involved in the issue and delivery of shares of Common Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion or of the Warrant immediately prior to such exercise, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.
(c)Upon the reasonable request of an Investor Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, and to the extent required by applicable Law in order to eliminate potential U.S. federal income tax withholdings, the Company shall provide a duly executed and correctly completed statement, in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) (or any successor Treasury Regulations thereto), that the Series A Preferred Stock is not a U.S. real property interest.
(d)For U.S. federal income tax purposes, and as soon as reasonably practicable following the Closing Date (which shall in no event be later than 90 days following the Closing Date), the Investor Parties and the Company shall allocate the Purchase Price paid for the Acquired Shares as between the Warrant and the Acquired Shares based on their relative fair market values (the “Allocation”), with the applicable Purchase Price paid by the Investor Parties for the Acquired Shares thereby being effectively reduced by the amount allocated to the Warrant (as determined on a per share basis). The Investor Parties and the Company shall not take any U.S. federal income tax position that is inconsistent with the Allocation for purposes of filing any applicable Tax Returns.
Section 1.10Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Acquired Shares to fully repay borrowings under the Existing Credit Agreement and for general corporate purposes.
Section 1.11Corporate Opportunities. In recognition and anticipation that (1) certain directors, principals, partners, officers, employees and/or other representatives of the Investor and its Affiliates may serve as directors, officers or agents of the Company, (2) the Investor and its Affiliates may now engage and may continue to engage, and/or may in the future engage, in the same or similar activities or related lines of business as those in which the Company or its Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, and (3) members of the Board who are not employees of the Company or its subsidiaries (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, the provisions of this Section 5.11 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve the Investor, the Non-Employee Directors or their respective Affiliates, as applicable, and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. None of (1) the Investor or any of its Affiliates, or (2) any Non-Employee Director or his or her Affiliates (the Persons identified in (1) and (2) above being referred to, collectively, as “Identified Persons” and, individually, as an

“Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from, directly or indirectly, (A) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (B) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company, on behalf of itself and any Subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to the following sentence, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer or otherwise make available such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company. The Company, on behalf of itself and each of its Subsidiaries, (x) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (each such entity, a “Related Company” and all such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, and (y) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (1) the ownership by an Identified Person of any interest in any Related Company, (2) the affiliation of any Related Company with an Identified Person or (3) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person who is not an Investor Director shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, (C) none of the duties imposed on an Identified Person who is not an Investor Director, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement, and (D) to the fullest extent permitted by Delaware Law, the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates in any such business or as to any such opportunities.

Notwithstanding the foregoing, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Company) if such opportunity is offered to such person solely in his or her capacity as a director or officer of the Company, and this section shall not apply to any such corporate opportunity. In addition to and notwithstanding the foregoing provisions of this Agreement or anything to the contrary in the Certificate of Designations, to the fullest extent permitted by law, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (1) the Company is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, or (3) is one in which the Company has no interest or reasonable expectancy.
Section 1.12Haveli Sponsor.
(a)Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement (including, for the avoidance of doubt, Section 5.05) shall in any way limit the activities of Haveli Sponsor or any of its Affiliates, other than the Investor Parties Affiliated with the Haveli Sponsor, in their businesses distinct from the investment business of Haveli Sponsor (the “Excluded Sponsor Parties”), so long as (i) no such Excluded Sponsor Party or any of its Representatives is acting on behalf of or at the direction of any Investor Party with respect to any matter that otherwise would violate any term or provision of this Agreement and (ii) no Confidential Information is made directly available to any Excluded Sponsor Party or any of its Representatives who are not involved in the investment business of Haveli Sponsor by or on behalf of any Investor Party or any of their Representatives, except with respect to any such Representative who is (x) compliance personnel for compliance purposes and (y) non-compliance personnel of Haveli Sponsor who are directors or officers of, or function in a similar oversight role at, such Affiliate as long as Confidential Information is not otherwise disclosed to such Affiliate.
(b)The Investor Parties and the Company hereby agree that, to the maximum extent permitted by Law, when any Investor Party takes any action under this Agreement to give or withhold its consent, such Investor Party shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in its own interest; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement. For the avoidance of doubt, the foregoing sentence shall not limit or otherwise affect the fiduciary duties of the Investor Director or Investor Designee.
Section 1.13Preemptive Rights.
(a)From and after the Closing, if the Company makes any public or non-public offering of any capital stock of, other equity or voting interests in, or equity-linked securities of, the Company or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, other equity or voting interests in, or equity-linked securities of, the Company (collectively “Preemptive Securities”), including, for the purposes of this Section 5.13, warrants, options or other such rights (any such security, a “New Security”) (other than

(1) issuances of Preemptive Securities to directors, officers, employees, consultants or other agents of the Company, (2) issuances of Preemptive Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (3) issuances made as consideration for any bona fide acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company or any of its Subsidiaries of equity in, or assets of, another Person, business unit, division or business, (4) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (5) issuances of Preemptive Securities in connection with a bona fide research, collaboration, technology license, development, OEM, marketing or other strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its Subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (y) an issuance the primary purpose of which is the provision of financing), (6) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock issued to the Investor Parties, and (7) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company), each Investor Party shall be afforded the opportunity to acquire from the Company such Investor Party’s Preemptive Rights Portion of such New Securities for the same price as that offered to the other purchasers of such New Securities; provided, that, subject to compliance with the terms and conditions set forth in Section 5.13(f), the Investor Parties shall not be entitled to acquire any New Securities pursuant to this Section 5.13(f)to the extent the issuance of such New Securities to the Investor Parties would require approval of the stockholders of the Company as a result of the status, if applicable, of any Investor Party as an Affiliate of the Company or pursuant to the rules and listing standards of the NYSE (including NYSE Listed Company Manual Section 312.03(c)), in which case, subject to the terms and conditions of Section 5.13(f), the Company may consummate the proposed issuance of New Securities to other Persons prior to obtaining approval of the stockholders of the Company; provided, further, however, that the Company shall still be obligated to provide written notice of any such proposed issuance of New Securities to the Investor Parties pursuant to Section 5.13(c), which notice shall include, in addition to the other information as required by Section 5.13(c), a description of any New Securities (including the number thereof) that would require stockholder approval in respect of the issuance thereof to the Investor Parties (the “Restricted Issuance Information”).
(b)Subject to the foregoing proviso in Section 5.13(a), the amount of New Securities that each Investor Party shall be entitled to purchase in the aggregate shall be determined by multiplying (1) the total number of New Securities by (2) a fraction, the numerator of which is the number of shares of Acquired Shares and/or shares of Common Stock issued upon conversion of Acquired Shares (in the aggregate and on an as converted basis) held by such Investor Party, as of such date, and the denominator of which is the aggregate number of shares of Common Stock held by all stockholders of the Company (on an as converted basis) outstanding as of such date (the “Preemptive Rights Portion”).
(c)If the Company proposes to offer New Securities, it shall give each Investor Party written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least five (5) Business Days prior to such issuance (or, in the case of a registered public offering, at least five (5) Business Days prior to the commencement of such registered public offering) (provided, that, to the extent the terms of such offering cannot reasonably be provided five (5) Business Days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance). The Company may provide such notice to such Investor Party on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, such Investor Party may notify the Company in writing at any time on or prior to the second (2nd) Business Day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of such issuance, at any time prior to such issuance) whether such Investor Party will exercise such preemptive rights and as to the amount of New Securities such Investor Party desires to purchase, up to the maximum amount calculated pursuant to Section 5.13(b). In the case of a registered public offering, any Investor Party may notify the Company in writing at any time prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether such Investor Party will exercise such preemptive rights and as to the amount of New Securities such Investor Party desires to purchase, up to the maximum amount calculated pursuant to Section 5.13(b). Such notice to the Company shall constitute a binding commitment by such Investor Party to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of such Investor Party to respond prior to the time a response is required pursuant to this Section 5.13(c) shall be deemed to be a waiver of such Investor Party’s purchase rights under this Section 5.14 only with respect to the offering described in the applicable notice.
(d)Each Investor Party shall purchase the New Securities that it has elected to purchase under this Section 5.13 concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals from any Governmental Authority to consummate such purchase by such Investor Party); provided, that if such related issuance is prior to the twentieth (20th) Business Day following the date on which such Investor Party has notified the Company that it has elected to purchase New Securities pursuant to this Section 5.13, then each Investor Party shall purchase such New Securities within twenty (20) Business Days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by the Investor Parties of their preemptive rights pursuant to this Section 5.13 shall be terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of the Investor Parties pursuant to this Section 5.13 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the Investor Parties in respect thereof shall be promptly refunded in full.

(e)In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.
(f)In the event that the Investor Parties are not otherwise entitled to acquire any New Securities pursuant to the proviso in Section 5.13(a) because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such New Securities to the Investor Party as a result of the status, if applicable, of any Investor Party as an Affiliate of the Company or pursuant to the rules and listing standards of the NYSE (including NYSE Listed Company Manual Section 312.03(c)), the Company shall, upon the Investor Parties’ reasonable request delivered to the Company in writing within no later than three (3) Business Days following receipt of the written notice of such issuance to the Investor Parties pursuant to Section 5.13(c) (together with the Restricted Issuance Information), at the Investor Parties’ election:
(i)waive the restrictions set forth in Section 5.05 solely to the extent necessary to permit any Investor Party to acquire such lesser number of securities of the Company (including Common Stock) that would otherwise constitute its Preemptive Rights Portion of the New Securities such Investor Party would be entitled to purchase had it been entitled to acquire such Proposed Securities pursuant to Section 5.14(b) (provided, that such request by Investor Parties shall not be deemed to be a violation of Section 5.05);
(ii)consider and discuss in good faith any modifications proposed by the Investor Parties to the terms and conditions of such portion of the New Securities which would otherwise constitute the Investor Parties’ Preemptive Rights Portion but for the proviso in Section 5.13(a) such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified to the Investor Parties; and/or
(iii)solely to the extent that stockholder approval is required in connection with the issuance of any such New Securities to Persons other than the Investor Parties in connection with the relevant issuance, take such actions as may be reasonably necessary to seek stockholder approval in respect of the issuance of the full Preemptive Rights Portion of the New Securities to the Investor Parties in such issuance.
(g)The election by any Investor Party to not exercise its subscription rights under this Section 5.13 in any one instance shall not affect its rights as to any subsequent proposed issuance. Upon the expiration of the offering period described in Section 5.13(c), the Company will be free to sell such New Securities that the Investor Parties have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 5.13(b). Any New Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to the Investor Parties pursuant to this Section 5.13.

(h)The Company and the Investor Parties shall cooperate in good faith to facilitate the exercise of the Investor Parties’ rights pursuant to this Section 5.13 including using reasonable best efforts to secure any required approvals or consents.
Section 1.14Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction, or if the Company proposes to take or omit to take any other action under Section 5.13 (including granting to the Investor Parties or their respective Affiliates the right to participate in any issuance of securities) or otherwise or if there is any event or circumstance that may result in the Investor, its Affiliates and/or the Investor Director being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act (including the purchase by the Investor or any of its Affiliates of any securities under Section 5.13), and if the Investor Director is serving on the Board at such time or has served on the Board during the preceding six (6) months (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Investor and its Affiliates’ and the Investor Director’s interests (for the Investor Parties and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Investor, its Affiliates, and/or the Investor Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor or any of its Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Investor notifies the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor, its Affiliates and the Investor Director (for the Investor Parties and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
Section 1.15Financing Cooperation. If requested by any Investor Party, the Company will provide the following cooperation in connection with such Investor Party obtaining any Permitted Loan: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender in customary form in connection with such transactions (which agreement may include, without limitation, agreements and obligations of the Company relating to procedures and specified time periods for effecting Transfers and/or conversions upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgments regarding corporate policy, if applicable, certain acknowledgments regarding securities Law status of the pledge arrangements and a specified list of Competitors) and subject to the consent of the Company (which will not be unreasonably withheld or delayed), with such changes thereto as are requested by such lender and customary for similar financings, (ii) using commercially reasonable efforts to (A) remove any restrictive legends on certificates representing pledged Series A Preferred Stock, Common Stock issued upon conversion of Series A Preferred Stock, or Common Stock issued upon exercise of the Warrant, and depositing such pledged Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock or issued upon exercise of the Warrant in book entry form on the books of The Depository Trust Company when eligible to do so (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such Series A Preferred Stock is eligible for resale under Rule 144A, depositing such pledged Series A Preferred Stock in book entry form on the books of The Depository Trust Company or other depository with customary Rule 144A restrictive legends in lieu of the legends specified in Section 5.07(a) above, (iii) if so requested by such lender or counterparty, as applicable, (x) re-registering the pledged Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock or issued upon exercise of the Warrant in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan, with respect to Permitted Loans solely as securities intermediary and only to the extent such Investor Party or its Affiliates continues to beneficially own such pledged Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock or issued upon exercise of the Warrant or (y) certificating the pledged Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock or issued upon exercise of the Warrant, (iv) entering into customary triparty agreements with each lender and such Investor Party relating to the delivery of the Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock or issued upon exercise of the Warrant to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligations under hereunder to issue the Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock or issued upon exercise of the Warrant upon payment of the purchase price therefor in accordance with the terms of this Agreement and (v) such other cooperation and assistance as such Investor Party may reasonably request (which cooperation and assistance, for the avoidance of doubt, shall not include any requirements that the Company deliver information, compliance certificates or any other materials typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of the Company’s business. Notwithstanding anything to the contrary in the preceding sentence, the Company’s obligation to deliver an Issuer Agreement is conditioned on such Investor Party certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Investor has pledged the Series A Preferred Stock and/or the underlying shares of Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the lenders under that Permitted Loan and (C) such Investor Party acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. The Investor Parties acknowledge and agree that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Investor Parties under this Agreement, the Investor Parties shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.
Section 1.16CUSIP. No later than the first (1st) anniversary of the Closing Date, the Company will upon request from an Investor Party obtain appropriate and effective CUSIPs for the shares of Series A Preferred Stock.
Section 1.17State Securities Laws. Promptly following the date hereof, the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Common Stock and/or Series A Preferred Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Series A Preferred Stock; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction in which it is not otherwise subject to taxation on the date of this Agreement.

Article VI
Conditions to Closing
Section 1.01Conditions to the Obligations of the Company and the Investors. The respective obligations of each of the Company and the Investor to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following condition:
(a)no temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the Transactions (collectively, “Restraints”).
Section 1.02Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)the representations and warranties of the Investor Parties set forth in Section 4 of this Agreement are true and correct in all material respects as of the date hereof (except (A) to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and (B) any representations and warranties that have “material” or “Investor Material Adverse Effect” qualifications, in which case such representations and warranties shall be true in all respects);
(b)the Investor Parties shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c)the Company shall have received a certificate, signed on behalf of each Investor Party by a duly authorized officer thereof, certifying that, with respect to such Investor Party the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.
Section 1.03Conditions to the Obligations of the Investor. The obligations of the Investor to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of all of the conditions set forth below:
(a)the representations and warranties of the Company set forth in Section 3 of this Agreement are true and correct in all material respects as of the date hereof (except (A) to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and (B) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true in all respects);
(b)the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing Date;
(c)at the Closing, the Investor shall have received a certificate, signed on behalf of the Company by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;
(d)prior to the Closing Date, the Company shall have duly adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designations, and a certified copy thereof shall have been delivered to the Investor;
(e)prior to the Closing Date, the Board shall have taken all actions necessary and appropriate to cause to be elected or appointed to the Board, effective immediately following the Closing, the Initial Investor Director Designee;
(f)prior to the Closing Date, the Company shall have filed a Supplemental Listing Application with NYSE to list the Acquired Shares; and
(g)at the Closing, the Company shall issue the Warrant to the Investor.
Article VII

Termination; Survival
Section 1.01Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)by the mutual written consent of the Company and the Investor;

(b)by either the Company or the Investor if any Restraint enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party unless such party has complied in all material respects with its obligations under Section 5.01;
(c)by the Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) following receipt by the Company of written notice of such breach or failure to perform from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.01(c) and the basis for such termination; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if the Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b);
(d)by the Company if any of the Investor Parties shall have breached any of their respective representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement or any Joinder, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) following receipt by the Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b); or
Section 1.02Effect of Termination. Any termination of this Agreement as provided in Section 7.01, shall be effective upon delivery of written notice thereof to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02 and Article VIII), all of which shall survive termination of this Agreement, and there shall be no liability on the part of the Investor or the Company in connection with this Agreement, except that no such termination shall relieve any party hereto from liability for damages to another party resulting from a Willful Breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination or from Fraud. Notwithstanding any other provision set forth in this Agreement, except in the case of Fraud, whether or not this Agreement is terminated (a) no Investor shall have any such liability in excess of Purchase Price paid by such Investor at Closing and (b) the Company shall not have any such liability in excess of the Purchase Price.
Section 1.03Survival. All of the covenants or other agreements of the parties contained in this Agreement, other than those that by their terms are to be performed following the Closing (which shall survive the Closing until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance), shall terminate upon the Closing. The representations and warranties made herein shall survive for one (1) year following the Closing Date and shall then expire; provided, that the Fundamental Representations shall survive the Closing for forty-eight (48) months following the Closing; and provided; further, that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement; and provided, further, that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representations and warranties in the case of Fraud. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.
Article VIII

Miscellaneous
Section 1.01Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.
Section 1.02Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law and pursuant to a written instrument delivered by such party, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party contained herein or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or any Investor Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 1.03Assignment
. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a)  the Investor may assign its rights, interests and obligations under this Agreement, in whole or in part (including the right to purchase the Acquired Shares at the Closing in accordance with Section 2.02) to one or more of its respective Permitted Transferees or as otherwise contemplated by Section 5.06, and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned (including, in the case of the Permitted Transferees, by executing and delivering to the Company a joinder in the form attached hereto as Exhibit C (such applicable joinder, a “Joinder”)); provided that no such assignment will relieve any Investor Party of its obligations hereunder at or prior to the Closing except at the Closing to the extent that a portion of the Purchase Price is paid by any such assignee; provided, further, that no party hereto shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such party’s obligations hereunder. Subject to the terms of this Section 8.03, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
Section 1.04Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 1.05Entire Agreement; No Third Party Beneficiaries; No Recourse. (a) This Agreement, including the Company Disclosure Letter, together with the Registration Rights Agreement, the Warrant and the Certificate of Designations, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.
(a)No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder, except that the Non-Recourse Parties shall be third party beneficiaries of this Section 8.05(b). This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date of this Agreement or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Investor Parties, and no former, current or future equityholders, controlling persons, directors, officers, employees, general or limited partner, member, manager, advisor, agents, successors, assigns or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent successors, assigns or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations (whether written or oral) made or alleged to be made in connection herewith, and no personal liability shall attach to, be imposed upon or otherwise be incurred by the Non-Recourse Parties through the Investor or otherwise, whether by or through attempted piercing of the corporate (or partnership or limited liability company) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 1.06Governing Law; Jurisdiction. (a) This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (collectively, the “Relevant Matters”), shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(a)All Actions arising out of or relating to any Relevant Matter shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.06(b) and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 1.07Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, might not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 1.08WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH ANY RELEVANT MATTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.
Section 1.09Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
(a) If to the Company, at:
Blend Labs, Inc.
415 Kearny Street
San Francisco, California 94108
Attention:     [ ]
Email:     [ ]

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention:    [ ]
Email:        [ ]

(b) If to the Investor, at:
Haveli Brooks Aggregator, L.P.
c/o Haveli Investments Software Fund I, L.P.
405 Colorado Street, Suite 1600
Austin, TX 78701
Attention:    [ ]
Email:        [ ]

with a copy (which shall not constitute notice) to:
Bailey Duquette P.C.
104 Charlton Street, 1W
New York, NY 10014
Attention:    [ ]
Email:        [ ]

(c) If to another Investor Party, to the address(es) and e-mail(s) set forth in such Investor Party’s Joinder;
or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 1.10Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 1.11Expenses. Contingent upon the occurrence of the Closing, the Investor Parties shall be entitled to receive reimbursement for their costs and expenses in connection with the Transactions in the amount of $625,000 in the aggregate, which amount the Company shall pay at the Closing in accordance with Section 2.02(b)(ii). Subject to the foregoing, and except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 1.12Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Investor” and words of similar import refer to documents delivered in Person or electronically to the Investor or its Representatives in each case no later than one (1) Business Day prior to the date of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
(a)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 1.13Not a Group; Independent Nature of Holders’ Obligations and Rights. The Investor Parties and the Company agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Investor Party agrees that, for purposes of determining beneficial ownership of such Investor Party and its Permitted Transferees, it shall disclaim any beneficial ownership by virtue of this Agreement of any Series A Preferred Stock or any Common Stock issued upon conversion of the Series A Preferred Stock owned by the other Investor Parties (other than such Investor Party’s Permitted Transferees), and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Investor Party under this Agreement are several and not joint with the obligations of any other Investor Party, and no Investor Party shall be responsible in any way for the performance of the obligations of any other Investor Party under this Agreement. Nothing contained herein, and no action taken by any Investor Party pursuant hereto, shall be deemed to constitute the Investor Parties as, and the Company acknowledges that the Investor Parties do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investor Parties are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement, and the Company acknowledges that the Investor Parties are not acting in concert or as a group by virtue of this Agreement, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. Each Investor Party shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Investor Party to be joined as an additional party in any proceeding for such purpose.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BLEND LABS, INC.

By:    /s/ Nima Ghamsari
Name:    Nima Ghamsari
Title:    Head of Blend

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
INVESTOR:
HAVELI BROOKS AGREGGATOR, L.P.

By: Haveli Investments Software Fund I GP, LLC

By: Whanau Interests LLC,
its sole member

By: /s/ Brian N. Sheth__________________
Name: Brian N. Sheth
Title: Managing Member

[Signature Page to Investment Agreement]

EXHIBIT A

FORM OF SERIES A CERTIFICATE OF DESIGNATIONS

[To be separately provided.]
Active.39812068.12

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT

[To be separately provided.]

Active.39812068.12

EXHIBIT C
FORM OF PERMITTED TRANSFEREE JOINDER

[To be separately provided.]
Active.39812068.12

EXHIBIT D

FORM OF WARRANT

[To be separately provided.]
Active.39812068.12